EXHIBIT 10.53

[New Visual Corporation logo]



John Howell
2286 6th Ave
San Diego, Ca. 92101

         Re:      Severance Agreement and General Release
                  ---------------------------------------

Dear John:

         As we have discussed, your employment with New Visual Corporation (the "Company") will terminate effective September 30, 2002 (the "Separation Date"). This letter sets forth our proposed agreement concerning your separation from the Company, potential severance benefits from the Company, and your release of the Company from any obligations or claims as set forth below. In order to receive the severance benefits described in this letter (other than the amounts set forth in paragraph 2, which will be delivered to you on the Separation
Date), you must sign this Severance Agreement and General Release (the "Agreement") and deliver it to the Company on or before September 19, 2002. The Company may, but is not required to, permit you to accept this Agreement after that date.

         1. You hold the position of Executive Vice President of the Company. As of the Separation Date, your responsibilities as Executive Vice President and your employment with the Company will cease. All payments and benefits from the Company will cease, except as provided in this Agreement. Except as set forth specifically in this Agreement, you will not be entitled to any other wages, accrued vacation, bonus, severance or other payments or compensation of any kind whatsoever from the Company or its subsidiaries after the Separation Date. You waive any rights to such payments or compensation under any other agreement with the Company or any of its subsidiaries, including without limitation, that certain Employment Agreement between you and the Company dated as of January 1, 2002.

         2. On your Separation Date, the Company will provide you with a final paycheck which includes accrued and unused vacation pay (if any), less all applicable federal, state and local income, social security and other payroll taxes.

         3. On your Separation Date, assuming you continue to perform your duties in accordance with your Employment Agreement between the date hereof and your Separation Date, the Company will forgive the two promissory notes received from you, dated September 6, 2001 and January 1, 2002, in the principal amounts of $99,656.35 and $67,630.92, respectively. In addition, the Company agrees to allow you to retain the personal computer, cell phone and other personal business effects provided to you by the Company during your employment. The Company also agrees to reimburse you for access from your home to an on-line computer access provider for a period of one year, up to a maximum of $50 per month, following presentation of proof of payment for such service.

September 17, 2002                                                        Page 2


         4. With respect to the restricted stock award granted to you by the Company in February 2002 (the "Restricted Stock Award") and the stock options awarded to you over the course of your employment (the "Options"), the Company agrees that, on your Separation Date, assuming you continue to perform your duties in accordance with your Employment Agreement between the date hereof and your Separation Date:

         (a) the vesting schedule on the Restricted Stock Award and on all of your Options will be accelerated, such that effective October 1, 2002, the Restricted Stock Award and all of the Options previously granted to you by the Company will be 100% vested;

         (b) the term of the 20,000 Options granted to you in 2001 will be extended so that you will have until September 30, 2003 to exercise any Options that would otherwise have expired (due to your termination or otherwise) prior to such time; and

         (c) if, before the expiration of any of your vested Options, the Company reprices options granted to any executive officer of the Company or makes a tender offer to exchange for new options the options held by any executive officer of the Company, you will be given the opportunity to have your Options similarly repriced or exchanged for new options.

         (d) the shares from the Restricted Stock Award shall be subject to a lock-up such that no shares may be sold during the calendar year 2002, no more than $100,000 may be sold during the first half of 2003 and no more than $100,000 may be sold during the second half of 2003. The lock-up shall expire on December 31, 2003.

         5. Within 14 days of the Separation Date you will be provided with election forms for medical insurance continuation as provided by the California Continuation Benefits Protection Act ("Cal-COBRA"). Nothing in this agreement may be construed as extending your Cal-COBRA period beyond the period allowed under that law, which generally is eighteen months, nor is the Company assuming any responsibility that you have for formally electing to continue coverage.

         6. On or before October 2, 2002 by 5:00 p.m., except as otherwise provided in this Agreement, you will deliver to a Company representative at the San Diego office all Company or subsidiary property which you have in your possession, including all equipment and accessories, office equipment, account lists or client contact lists, credit cards, keys, and documents, including copies of documents.

         7. (a) Except for claims under the Workers' Compensation Act and the Unemployment Insurance Code, in consideration for the agreements set forth herein, you release and forever discharge, and covenant not to sue, the Company, its subsidiaries, and their respective present and former agents, employees, officers, directors, shareholders, principals, predecessors, alter egos, partners, parents, subsidiaries, affiliates, attorneys, insurers, successors and assigns, from any and all liabilities, damages, claims, demands, grievances, causes of action or suit of any kind, known or unknown, arising out of, or in any way connected with, the dealings between you and any of the above released parties to date, including without limitation the employment relationship and

September 17, 2002                                                        Page 3


its termination. You also release and waive any and all legal or administrative claims arising under any express or implied contract, law (federal, state or administrative), rule, regulation, or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the California Fair Employment and Housing Act, or the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act, as amended.

         (b) Each of the Company and its subsidiaries, in consideration for the agreements set forth herein, release and forever discharge, and covenant not to sue, you and your heirs and assigns from any and all liabilities, damages, claims, demands, grievances, causes of action or suit of any kind, known or unknown, arising out of, or in any way connected with, the dealings between you and the Company and its subsidiaries to date, including without limitation the employment relationship and its termination.

         8. You acknowledge that with this document you have been advised in writing to consult with an attorney prior to executing this waiver. By executing this agreement, you acknowledge that you have read the document and have had the opportunity to receive independent legal advice with respect to executing this agreement and that you expressly waive the rights and benefits you otherwise might have under California Civil Code Section 1542, which provides:

         A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE [EMPLOYEE] DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE [COMPANY].

         9. The Company expressly denies liability of any kind to you, and nothing contained in this Agreement will be construed as an admission of any liability.

         10. As a material inducement to each of the parties entering into this Agreement, neither you nor any member of your family, on the one hand, nor the Company or any of its subsidiaries, officers and directors, on the other hand, will publicly criticize or disparage the other, or the present or former officers, directors or employees of any of them, or privately criticize or disparage any such persons in a manner intended or reasonably calculated to result in public embarrassment to, or injury to the reputation of, such persons, except as may result from a response to a court order or other legal, administrative or investigative process.

         11. (a) You recognize the proprietary interest of the Company and its subsidiaries in any of their Confidential Information (as hereinafter defined). You acknowledge and agree that you have a continuing obligation to keep confidential and not to disclose such information and that you have continuing obligations under Sections 5 (Proprietary and Confidential Information), 6 (Noncompetition) and 7 (Assignment of Inventions) of your Employment Agreement, dated January 1, 2002, and that the relevant terms of that agreement will continue in full force and effect.

September 17, 2002                                                        Page 4


         (b) You acknowledge and agree that any and all Confidential Information learned by you during the course of your engagement by Employer or otherwise, whether developed by you alone or in conjunction with others or otherwise, is the property of the Company and its subsidiaries. You further acknowledge and understand that your disclosure of any Confidential Information and/or proprietary information will result in irreparable injury and damage to the Company and its subsidiaries.

         (c) As used herein, "Confidential Information" means all confidential and proprietary information of the Company and its subsidiaries, including without limitation information derived from reports, investigations, experiments, research, drawings, designs, plans, proposals, codes, marketing and sales materials, client lists, client mailing lists, financial information, and all other concepts, ideas, materials, or information prepared for or by the Company or its subsidiaries or their respective officers, directors, employees, consultants, agents and representatives. "Confidential Information" also includes information related to the business of the Company or its subsidiaries, including facts relating to the business operations, procedures, materials, finances, technology, suppliers, and marketing or sales strategies, methods, and tactics which is not generally known in the industry, in each case other than information that is otherwise publicly available without breach by any person under an agreement or duty of confidentiality to the Company or its subsidiaries.

         (d) You acknowledge and agree that the Company and its subsidiaries are entitled to prevent the disclosure of Confidential Information. You agree at all times to hold in strict confidence and not to disclose or allow to be disclosed to any person, firm or corporation, other than to persons engaged by the Company or its subsidiaries to further their business, and not to use, the Confidential Information without the prior written consent of the Company.

         12. AS OF THE DATE OF THIS LETTER and as evidenced by your initials in the margin by this paragraph, you acknowledge that you are aware of the restrictions imposed by federal and state securities laws on a person possessing material nonpublic information about a company. In this regard, you agree to continue to follow the Company's insider trading policy (including trading only during permitted window periods) and that, while in possession of material nonpublic information with respect to the Company, you will not purchase or sell any securities of the Company, or communicate such information to any third party, in violation of the Company's insider trading policy or any such laws.

         13. In the event any provision of this Agreement is deemed to be invalid or unenforceable by any court or administrative agency of competent jurisdiction, or in the event that any provision cannot be modified so as to be valid and enforceable, then that provision shall be deemed severed from this Agreement and the remainder of this Agreement shall remain in full force and effect.

September 17, 2002                                                        Page 5


         14. Each of the parties to this Agreement agrees to cooperate fully with the other, and to execute and deliver such other instruments, documents and agreements, and to take such other actions reasonably requested by either party to better evidence and reflect the transactions contemplated hereby and to carry into effect the interests and purposes of this Agreement.

         15. This Agreement has been executed and delivered within California, and our respective rights and obligations shall be construed and enforced in accordance with and governed by California law.

         16. You acknowledge that this Agreement is the entire agreement between the parties and supersedes all prior and contemporaneous oral and written agreements and discussions regarding its subject matter. This Agreement specifically supersedes the termination provisions of Section 4(d) through (g) of your Employment Agreement. This Agreement may be amended only by an agreement in writing.

         17. Any dispute or claim arising out of this Agreement will be subject to final and binding arbitration. The arbitration will be conducted by one arbitrator who is a member of the American Arbitration Association (AAA) and will be governed by the Model Employment Arbitration rules of AAA. The arbitration will be held in San Diego, California and the arbitrator will apply California substantive law in all respects. The arbitrator shall have all authority to determine the arbitrability of any claim and enter a final, binding judgment at the conclusion of any proceedings. Any final judgment only may be appealed on the grounds of improper bias or improper conduct of the arbitrator. The arbitrator shall award actual attorneys fees and costs to the prevailing party.

         18. Notwithstanding the provisions of paragraph 17, you acknowledge that any breach of paragraphs 10 and 11 of this Agreement may result in irreparable and continuing damage to the Company for which there can be no adequate remedy at law, and in the event of any such breach, the Company shall be entitled to seek immediate injunctive relief, and that the Company may seek this injunctive relief from the appropriate court of law and to this limited extent is not bound by paragraph 17. The Company's obligation to post an undertaking in support of a petition for injunction under this paragraph will be determined under the applicable law and in an amount to be determined by the court.

                         [signatures on following page]

September 17, 2002                                                        Page 6



                                    * * * * *

         We trust that the severance benefits and other consideration set out in this Agreement will assist you in the smooth transition of your employment. We wish you the best in your future endeavors.

                                                Sincerely yours,

                                                New Visual Corporation


                                                /s/ Thomas J. Cooper
                                                By:
                                                Its:  President & CEO


         I understand, acknowledge and agree to the terms and conditions, including the releases and waivers, set forth in this letter Agreement.




DATED:  9-17-02                                 /s/ John Howell
                                                John Howell